Exhibit 10.1

April 7, 2022

Dear Brandon J. Sink,

CONGRATULATIONS!

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer with Lowe’s Companies, Inc. In this position, you will report to Marvin R. Ellison, Chairman, President & Chief Executive Officer. The effective date of your promotion is April 30, 2022.

The details of our offer include:

POSITION	Executive Vice President and Chief Financial Officer

JOB GRADE	EVP

BASE SALARY	$700,000

ANNUAL TARGET BONUS OPPORTUNITY	100% of Base Salary

TARGET TOTAL CASH OPPORTUNITY	$1,400,000

TARGET LONG-TERM INCENTIVE OPPORTUNITY*	$3,150,000

TARGET TOTAL DIRECT COMPENSATION	$4,550,000

PRO- RATED LONG-TERM INCENTIVE	$2,062,500

*

Long-Term Incentive Opportunity represents the current award value opportunity and is subject to change as determined by the Compensation Committee. Actual award amounts may vary based on your performance.

UNDERSTANDING YOUR OFFER

Salary

Your salary will be paid on a bi-weekly basis. This statement of an annual salary shall not be construed as an employment contract for a defined term.

Bonus Incentive

Your position will continue to be eligible for a Management Incentive Bonus (the “Bonus”) under the Lowe’s Companies, Inc. 2016 Annual Incentive Plan (the “Annual Incentive Plan”). Your Bonus target and eligible earnings for 2022 will be prorated based on your date of promotion. The participating positions, Bonus opportunity level and performance criteria are established annually by the Compensation Committee of the Board of Directors and communicated to participants. To be eligible for your annual Bonus payment, you must be actively employed in a bonus eligible position with Lowe’s as described in the Annual Incentive Plan. Additional details on bonus plan guidelines, criteria, and goals will be provided to participants in a bonus plan document via My Lowe’s Life.

Confidentiality and Non-Compete Agreement: The Annual Incentive Plan Administrator has adopted the requirement that prior to becoming eligible to receive a Bonus, all employees must execute and return a Confidentiality and Non-Compete Agreement; therefore, please execute and return the attached agreement with your signed offer letter.

Long-Term Incentive Plan

This position is currently eligible to participate in the Lowe’s Long-Term Incentive Plan (the “LTI Plan”). The plan provides long-term incentives in the form of stock options, restricted shares of stock, stock appreciation rights, stock awards, or performance share awards. The Compensation Committee of the Board of Directors reviews and approves eligible participants, terms of the long-term incentive grants and grant sizes annually. You will receive any annual or off-cycle grant in accordance with the Lowe’s Long Term Incentive Plan.

Following your start date, and at the Company’s next grant on June 15, 2022, you will receive a pro-rata long-term incentive award valued at $2,062,500 on the date of grant. Half of this value will be granted in time-based restricted shares which will cliff vest on the third anniversary of the grant date, and half will be granted in nonqualified stock options which will vest 1/3 on each of the first, second and third anniversaries of the grant date, in each case subject to the terms and conditions set forth in the LTI Plan and grant agreements.

To promote the alignment of interests of the Company’s senior officers and shareholders, as an executive with Lowe’s, you are required to own shares of Lowe’s Companies, Inc. having a market value equal to 4X your base salary. A portion of outstanding equity grants provided to you under the Long-Term Incentive Plan, including your hire grant, are included in your share ownership calculation. You will not be able to sell shares resulting from restricted share awards, stock options, or performance share units until the ownership requirement has been satisfied.

Compliance with Confidentiality Obligations

You acknowledge and understand that Lowe’s has extended an offer of employment to you based on your extensive experience and general skills that you have developed over your career – not because of any knowledge of confidential or proprietary information belonging to your prior employers, to the extent you have any such knowledge. You are prohibited from using or disclosing any such information to Lowe’s, including its parent, subsidiary, and affiliated companies, prior to or during any employment with Lowe’s or any of its affiliates. In addition, you acknowledge and understand Lowe’s expects those accepting employment will honor any legally binding and valid non-solicitation requirements they may have with their prior employers and that you represent that you have disclosed any such requirements that you may have, or your previous employer(s) may claim you have to your Lowe’s Talent Acquisition contact or hiring manager for Lowe’s consideration prior to receiving this offer. You further understand that Lowe’s expects, and this offer is contingent on your continued compliance with any such non-solicitation obligations while employed at Lowe’s. You also affirm that you have disclosed and provided to your hiring manager or Lowe’s Talent Acquisition contact any non-competition agreements or obligations from any prior employer(s) which may be in effect and which may adversely impact your ability to perform services for Lowe’s, including its parent, subsidiary, and affiliated companies.

Flexible Time Off

You will continue to be eligible to take “Flexible Time Off.” Flexible Time Off is paid time off that you can take when needed. It is not accrued and may be used for vacation, floating holidays, or for sick time that is not covered under a leave of absence. Applicable rules may be found in the applicable HR policy.

Benefits

You will continue to be eligible to participate in Lowe’s health, welfare, financial, and retirement benefits plans.

Executive Physical Program

The Company has a vested interest in the good health of its senior executive team. To that end, we ask that you receive an annual executive physical examination and voluntarily notify the Company that you have done so each year. The Company has contracted directly with medical facilities to provide this annual examination. Annual reporting of the participation of eligible executives is presented to the Compensation Committee of the Board of Directors, but the medical details of your examination are not shared with the Company or the Committee.

The executive physical services will be paid by Lowe’s. In addition, the costs of the program are not taxable income to you.

An executive physical differs from a health care visit you receive for the treatment of a specific disease or illness. All the medical information is completely confidential and will only be shared between you and your physician. The purpose of a periodic executive physical is to:

•	Screen for diseases

•	Assess risk of future medical problems

•	Encourage healthy lifestyles

•	Update vaccinations

•	Maintain a relationship with a doctor in the event of illness or disease

Executive Tax Preparation and Financial Planning Program

The Company will reimburse up to $12,000 per fiscal year for your use of a CPA, attorney, or a financial planner to maximize the value of your Lowe’s total compensation package and/or in the preparation of your tax returns. The Company has negotiated rates with The Ayco Company, L.P. and Wells Fargo Executive Financial Planning Services and has provided these firms with detailed information on the Company’s executive compensation and benefit programs. You may select from one of these firms or retain your own financial and/or tax planner.

If you use the services of The Ayco Company or Wells Fargo, these firms will direct bill Lowe’s for your financial planning expenses, up to the $12,000 calendar year maximum. If you use the services of your own CPA or attorney, you’ll need to pay your service provider directly and submit your request for reimbursement, along with a paid receipt for the planning and/or tax preparation and filing services, to Lowe’s Senior Director, Benefits within 31 days from the date of the service.

Tax and financial planning service benefits paid on your behalf, or reimbursed to you, are taxable income to you, and are not eligible for any tax gross-up. Eligible tax and financial planning services include:

•	Review of current legislative developments and their effect on your tax filing status

•	Planning with capital gains and losses

•	Alternative Minimum Tax implications

•	Postponing taxable income

•	Taking advantage of deductions

•	Tax-wise planning for educational costs

•	Tax planning for your home

•	Planning for retirement

•	Estate planning

•	Preparation and filing of your Federal and state income tax returns as required on at least an annual basis

Severance and Change-in-Control Agreement

You continue to be eligible to participate in the benefits available to a “Tier One Officer” in the Lowe’s Companies, Inc. Severance Plan for Senior Officers, effective as of May 29, 2020 (the “Senior Officer Severance Plan”) and in the Company’s current Change-in-Control Agreement (Tier 1) (the “Change-in-Control Agreement”) to be executed by you and the Company on or promptly following the effective date of your pay change.

Eligibility for Employment

You agree that the above offer is based solely on the promises herein and that this offer letter along with any exhibits thereto, and the Change-in-Control Agreement as well as the Senior Officer Severance Plan, contains all the promises and representations made to you, and you acknowledge that there are no other representations upon which you rely in accepting employment with the company. The terms of this offer are contingent upon the execution and return of the attached agreement titled “Agreement to Arbitrate Disputes” with your signed offer letter.

By signing this document, you acknowledge employment with Lowe’s is governed by the “Employment At Will” doctrine and is terminable at the will of either party, with or without cause, at any time and for any reason. This policy cannot be modified except in writing, signed by the Chairman, President & Chief Executive Officer of Lowe’s.

If you have any questions about your offer, please reach out to me at                                              . Congratulations on the next chapter of your career at Lowe’s!

Best Regards,

Marvin R. Ellison

Chairman, President & Chief Executive Officer

Lowe’s Companies, Inc

ACCEPTANCE OR DECLINATION OF OFFER OF EMPLOYMENT

☒	I accept Lowe’s offer with the terms and conditions of employment as described herein.

☐	I decline Lowe’s offer with the terms and conditions of employment as described herein.

Reason for Declination: _______________________________________________________________________

Brandon J. Sink
(Print)	(Sales ID Number)

/s/ Brandon J. Sink	04/08/2022
(Signature)	(Date)

LOWE’S COMPANIES, INC.

Agreement to Arbitrate Disputes

In exchange for the mutual promises in this Agreement, your employment by LOWE’S COMPANIES, INC., a North Carolina corporation, its parents, subsidiaries and affiliates (hereinafter “Lowe’s”), which you hereby accept, you and Lowe’s agree that any controversy between you and Lowe’s (including agents of Lowe’s and any of Lowe’s predecessors, including but not limited to Lowe’s Home Centers, Inc. and Lowe’s HIW, Inc.) arising out of your employment or the termination of your employment shall be settled by binding arbitration,(at the insistence of either you or Lowe’s, conducted by a single arbitrator under the current applicable rules, procedures and protocols of JAMS, Inc. (“JAMS”) or the American Arbitration Association (“AAA”), as may be amended from time to time. The most current version of the JAMS and AAA rules are currently available at: http://www.jamsadr.com and http://www.adr.org, respectively. Lowe’s also can provide you with hard copies of the JAMS and AAA rules upon request. Notwithstanding these rules, all parties to the arbitration shall have the right to file a dispositive motion, and shall not be required to seek permission from the arbitrator to do so. Should the AAA and JAMS decline to administer the arbitration for any reason, the parties will select an arbitrator using the procedures employed by the AAA, who will employ the AAA Rules. In this event, the list of potential arbitrators for selection must include only individuals who are attorneys with at least 10 years of experience in employment law.

THIS AGREEMENT TO ARBITRATE DISPUTES MEANS THAT, EXCEPT AS PROVIDED HEREIN, THERE WILL BE NO COURT OR JURY TRIAL OF DISPUTES BETWEEN YOU AND LOWE’S WHICH ARISE OUT OF YOUR EMPLOYMENT OR THE TERMINATION OF YOUR EMPLOYMENT. You and Lowe’s agree, however, that only a court of competent jurisdiction may interpret this Agreement to Arbitrate Disputes and resolve challenges to its validity and enforceability, including but not limited to the Class Action Waiver and Representative Waiver discussed below. The arbitrator shall have no jurisdiction or power to make such determinations. This Agreement to Arbitrate Disputes is intended to be broad and to cover, to the extent otherwise permitted by law, all such disputes between you and Lowe’s including but not limited to those arising out of federal and state statutes and local ordinances, such as: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Sarbanes-Oxley Act of 2002; the Equal Pay Act; the Fair Labor Standards Act; the Pregnancy Discrimination Act; the Family Medical Leave Act; the Americans with Disabilities Act; the Fair Credit Reporting Act; and any similar federal, state and local laws. However, this provision is not applicable to (1) your rights under Workers’ Compensation Law, which are governed under the special provisions of that law, or (2) your rights under the Employee Retirement Income Security Act (ERISA). This Agreement also does not preclude you from filing a claim or charge with a federal, state or local administrative agency, such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state or local agencies.

The parties will select a mutually agreeable arbitration location.

If you initiate arbitration, you will be responsible for paying a filing fee of $150, which is equal to or less than the fee you would have to pay if you filed a complaint in federal court. The arbitrator will have the authority to waive this filing fee if you can prove financial hardship. Lowe’s will bear the remainder of the arbitration filing fees and the fees and expenses of the arbitrator.

CLASS ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a class action or collective action (“Class Action Waiver”). THIS MEANS THAT ALL DISPUTES BETWEEN YOU AND LOWE’S ARISING OUT OF YOUR EMPLOYMENT OR THE TERMINATION OF YOUR EMPLOYMENT SHALL PROCEED IN ARBITRATION SOLELY ON AN INDIVIDUAL BASIS, AND THAT THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO YOUR INDIVIDUAL CLAIMS.

REPRESENTATIVE ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a representative action or as a private attorney general action, including but not limited to claims brought pursuant to the Private Attorney General Act of 2004, Cal. Lab. Code § 2698, et seq. (“Representative Action Waiver”). THIS MEANS THAT YOU MAY NOT SEEK RELIEF ON BEHALF OF ANY OTHER PARTIES IN ARBITRATION, INCLUDING BUT NOT LIMITED TO SIMILARLY AGGRIEVED EMPLOYEES. THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO YOUR INDIVIDUAL CLAIMS.

If any part of this Agreement to Arbitrate Disputes is found by a court of competent jurisdiction to be unenforceable, the court shall reform the Agreement to the extent necessary to cure the unenforceable part(s), and the parties will arbitrate their dispute(s) without reference to or reliance upon the unenforceable part(s). However, if a court of competent jurisdiction finds the Class Action Waiver and/or Representative Action Waiver unenforceable for any reason, then the unenforceable waiver provision shall be severable from this Agreement, and any claims covered by any deemed unenforceable waiver provision may only be litigated in a court of competent jurisdiction, but the remainder of the agreement shall be binding and enforceable.

You and Lowe’s agree that this Agreement to Arbitrate Disputes shall apply to all positions you may hold as an employee of Lowe’s.

To the extent you and Lowe’s previously agreed to arbitrate disputes, this Agreement modifies and supplements that agreement. If any term or provision in this Agreement conflicts with any prior agreement to arbitrate disputes, the terms of this Agreement shall control. If any term or provision in this Agreement is found to be unenforceable for any reason, then the remainder of this Agreement shall be binding and enforceable, as noted above. However, if this entire Agreement is found to be unenforceable, then the previous agreement to arbitrate disputes shall control. BY ACCEPTING EMPLOYMENT WITH LOWE’S AND ACCEPTING THIS AGREEMENT, YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND THE ABOVE PROVISIONS AND AFFIRMATIVELY AGREE TO BE BOUND BY THE TERMS OF THIS AGREEMENT TO ARBITRATE DISPUTES.

LOWE’S COMPANIES, INC.	EMPLOYEE

/s/ Janice Dupré	/s/ Brandon J. Sink
(Signature)	(Signature)

Janice Dupré	Brandon J. Sink
(Print Name)	(Print Name)

LOWE’S COMPANIES, INC.

Confidentiality and Non-Competition Agreement

This Agreement dated April 7, 2022, between Lowe’s Companies, Inc. a North Carolina corporation, its parents, subsidiaries, and affiliates (hereinafter “Lowe’s”) and Brandon J. Sink (“Employee”) provides as follows:

1.1.	Definitions.

a.	“Lowe’s” means Lowe’s Companies, Inc. and any and all of its current or future parents, subsidiaries, affiliated companies, divisions, and any successor thereto, and individual retail stores.

b.

“Competing Activity” means when an Employee, directly or indirectly, owns, manages, operates, controls, is employed by, or participates in as a 5% or greater shareholder, partner, member or joint venturer, in a Competing Enterprise, or engages in, as an independent contractor or otherwise, a Competing Enterprise for himself/herself or on behalf of another person or entity.

c.

“Competing Enterprise” means any business engaged in any market which is a part of the Home Improvement Business as described below (i) with total annual sales or revenues of at least five hundred million dollars ($500 million USD) and (ii) with retail locations or distribution facilities in a US State or the District of Columbia or which engages in providing goods and/or services within the Home Improvement Business to customers in the United States through electronic means (internet, mobile application, etc.), including but not limited to the following entities: The Home Depot, Inc.; Sears Holdings, Inc. or Transform Holdco LLC; Best Buy Co., Inc.; Menard, Inc.; Amazon.com, Inc.; Ace Hardware Corp.; Lumber Liquidators Holdings, Inc.; Wayfair, Inc.; Walmart, Inc.; HD Supply Holding, Inc.; Floor & Décor Holdings, Inc.; and True Value Company.

d.	“Termination Date” means the date that Employee ceases to be employed by Lowe’s for any reason other than death.

2.	Consideration.

a.

As consideration for entering into this Agreement, Lowe’s agrees to make employee eligible to participate in the “Management Bonus Incentive Award” pursuant to the Lowe’s Companies, Inc. 2016 Annual Incentive Plan, as amended or as may be subsequently amended from time to time, as well as any successor plan(s).

b.	As additional consideration, during the course of Employee’s employment with Lowe’s, Employee will have continued access to Lowe’s Confidential Information.

c.

Employee acknowledges that eligibility for the Management Bonus Incentive Award and access to Confidential Information constitutes good, valuable, and sufficient consideration for Employee’s entering into this Agreement and Employee’s performance under this Agreement.

d.

Employee acknowledges and agrees that this Agreement is entered into in conjunction with Employee’s employment with Lowe’s in order to protect Lowe’s legitimate business interests and customer relations.

3.	Confidential Information.

a.

During Employee’s employment with Lowe’s, Employee may learn (and during any previous employment with Lowe’s has already learned), information that is confidential to Lowe’s (“Confidential Information”). Such Confidential Information includes, but is not limited to: trade secrets; acquisition, merger, or business development plans or strategies; plans for opening, closing, expanding, or relocating stores; distribution information; purchasing and product information; advertising and promotional programs and plans; research or developmental projects; financial or statistical data; sales and account information; customer information, including, but not limited to, demographic information and information relating to customer product preference; sales and marketing plans and strategies; pricing strategies and reports; legal documents and records; inventions, techniques, designs, processes, and machinery; personnel information; and any other information of a similar nature that is not known or made available to the public or to Lowe’s competitors, which, if misused or disclosed, could adversely affect the business of Lowe’s. Confidential Information includes any such information that Employee may prepare or create during Employee’s employment with Lowe’s, as well as such information that has been or may be prepared or created by others and provided or communicated to Employee.

b.

Employee agrees that Employee will not disclose any Confidential Information to any person (including any Lowe’s employee who does not need to know such Confidential Information), agency, institution, company or other entity, and will not use any Confidential Information in any way, except as required by Employee’s duties with Lowe’s or by law, unless Employee first obtains written consent of an officer of Lowe’s. Employee acknowledges that, if Employee becomes employed by, or works as a consultant or contractor for, a Competitor of Lowe’s, disclosure of Confidential Information is inevitable.

c.

Employee acknowledges and agrees that Employee’s duties and obligations under this Section 3 will continue for as long as such Confidential Information remains confidential to Lowe’s, including after the Termination Date. Employee further acknowledges and agrees that any breach of this Section 3 would be a material breach of this Agreement.

4.	Covenant Not to Compete.

a.

The Company and its affiliated entities comprise an omni-channel provider of home improvement products and supplies for maintenance, repair, remodeling, and decorating as well as appliances, installation services, supplies for the multi-family housing industry, and supplies for builders, contractors, and maintenance professionals (the “Home Improvement Business”). The Company operates retail locations and support facilities and offers products and services to consumers in all 50 states, the District of Columbia, and Canada through traditional retail locations, sales organizations, and on-line channels. The Company’s Home Improvement Business requires a complex sourcing and supply network, multi-channel distribution and delivery systems, innovative information technology resources, and a robust infrastructure support organization. Furthermore, Employee acknowledges that the Company has a legitimate and reasonable business interest in maintaining its competitive position in a dynamic industry and that restricting Employee for a reasonable period from performing work for, or providing services to an enterprise which engages in business activities which are in competition with the Company and would likely cause damage to the Company’s business would not unreasonably restrict Employee from engaging in work or business activities. Employee further acknowledges that, in Employee’s position with the Company, Employee was provided access to or helped develop business information proprietary to the Company and that Employee would inevitably disclose or otherwise utilize such information if Employee were to work for, or provide services to a Competing Enterprise as defined herein during the non-competition period.

b.

Non-Competition Period. Employee agrees for a period of twenty-four (24) months following the Termination Date, Employee will not directly or indirectly provide or perform services for a Competing Enterprise, as defined herein, whether as an employee, consultant, agent, contractor, officer, director. Employee acknowledges that the Non-Competition Period is reasonable in duration under the terms herein.

c.

Should Employee wish to undertake a Competing Activity during Employee’s employment or before the expiration of the Non-Competition Period, Employee must request written permission from the Executive Vice President, Human Resources of the Company before undertaking such Competing Activity. The Company may approve or not approve the Competing Activity at its sole discretion.

d.

Nothing contained herein shall be interpreted as or deemed to constitute a waiver of, or diminish or be in lieu of, any other rights that the Company or a Subsidiary may possess as a result of Employee’s misconduct or direct or indirect involvement with a business competing with the business of the Company or a Subsidiary. This section does not apply to Employee if Employee works in the State of California at the end of Employee’s employment with the Company.

e.

No Solicitation of Employees. Employee agrees for a period of 24 months after Employee’s Termination Date, Employee will not, directly or indirectly, solicit or encourage any person, who was an employee of the Company or any of its subsidiaries during Employee’s employment to the Company or during the 2 years immediately prior to Employee’s Termination Date (“Protected Employee”), to leave employment with the Company or any of its subsidiaries or assist in any way with the hiring of any Protected Employee by any future employer, person or other entity, including but not limited to referral, identification for potential employment, recommendation, interview, or direct or indirect supervision.

f.

No Solicitation of Customers or Vendors. Employee agrees for a period of 24 months after Employee’s Termination Date, Employee will not, directly or indirectly, solicit the business of the Company’s customers or vendors who do business with the Company during the 2 years immediately prior to Employee’s Termination Date to divert their business away from or otherwise interfere with the business relationships of the Company with its customers and/or vendors on Employee’s behalf or on behalf of any other entity or person.

5.	Lowe’s Property.

a.

Due to Employee’s employment with Lowe’s, Employee may have or may gain access to or control over various kinds of documents and other materials that concern the business of Lowe’s. Such documents and materials include but are not limited to policy or procedure statements, correspondence, memoranda, plans, proposals, customer profiles or demographic reports, marketing and sales documents, financial or legal documents or records, reports, drawings, inventory, products, designs, and equipment.

b.	Employee understands and agrees that all such documents and materials, as well as the information contained therein, are and will at all times remain the property of Lowe’s.

c.

Employee will not use any property of Lowe’s, including but not limited to the documents, materials and information described in subsection 5.a. above, for Employee’s personal gain or in any manner that might be adverse to the interests of Lowe’s. Employee agrees that Employee will not remove any such property of Lowe’s (including any copies of any documents) from the premises of Lowe’s except as Lowe’s permits. On or before the Termination Date, Employee will return to Lowe’s all such Lowe’s property (including any copies of documents) which Employee removed or caused or allowed to be removed from the premises of Lowe’s and Employee will search for and delete all of Lowe’s business information, or Confidential Information, from all of Employee’s personal devices, including phones, tablets, computers, and electronic storage devices, other than information that Employee may need for personal finances and tax filings, or agreements between Employee and Lowe’s. Employee will not, at any time thereafter, and except as specifically and expressly authorized by Lowe’s, use any Lowe’s property.

6.	Successors and Assigns.

a.

Employee acknowledges and agrees that Employee may not assign or transfer any of the obligations imposed under this Agreement. The obligations of this Agreement will be binding upon Employee and Employee’s heirs, assigns, executors, administrators, and legal representatives.

b.	This Agreement will inure to the benefit of and be binding on any successors or assigns of Lowe’s.

7.	Construction and Enforcement of Agreement.

a.

Employee acknowledges that Lowe’s has a legitimate business interest in preventing Employee from taking any actions in violation of the covenants provided in Sections 3, 4 and 5 of this Agreement. Employee further acknowledges that Lowe’s would be irreparably harmed if Employee violates any of these covenants or if any of these covenants are not specifically enforced. Accordingly, Employee stipulates that Lowe’s will be entitled to (i) injunctive relief for the purpose of restraining Employee from violating those covenants (and no bond or other security will be required in connection therewith); (ii) specific performance of those covenants; and (iii) recover its reasonable attorneys’ fees and costs incurred to enforce the covenants, in addition to any other relief to which Lowe’s may be entitled. In the event that such an injunction is entered, the periods established in Sections 4 and 5 will begin on the date of the injunction, rather than on the Termination Date.

b.	This Agreement contains the complete agreement between Lowe’s and Employee with respect to the provisions contained herein.

c.	This Agreement may be modified or waived only by a writing signed by both Lowe’s and Employee.

d.	Any waiver of a breach of this Agreement will not constitute a waiver of any future breach, whether of a similar or dissimilar nature.

e.

Employee understands and agrees that each provision of this Agreement is a separate and independent clause, and if any clause should be found unenforceable, that will not affect the enforceability of any of the other clauses herein. In the event that any of the provisions of this Agreement should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, Lowe’s and Employee agree that such provisions must be and are reformed to the maximum time, geographic area and activity limitations permitted by the applicable law, and expressly authorize a court having jurisdiction to reform the provisions to the maximum time, geographic area and activity limitations permitted by applicable law.

f.

This Agreement is deemed entered into in the State of North Carolina and will be governed by, and interpreted in accordance with, the laws of the State of North Carolina other than its choice of law provisions. Any dispute arising between the parties related to or involving this Agreement will be litigated in a court in the State of North Carolina and Employee agrees that Employee is subject to the jurisdiction of the courts of the State of North Carolina for purposes of the interpretation and/or enforcement of this Agreement.

g.

Employee acknowledges that Employee has read this entire Agreement, fully understands its terms, and has had ample time to consider its terms. Employee is satisfied with the terms of this Agreement and agrees that its terms are binding upon Employee and Employee’s heirs, assigns, executors, administrators, and legal representatives.

LOWE’S COMPANIES, INC.	EMPLOYEE

/s/ Janice Dupré	/s/ Brandon J. Sink
(Signature)	(Signature)

Janice Dupré	Brandon J. Sink
(Print Name)	(Print Name)